UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, April 17, 2006, at 5:00 p.m., local time, at 777 North Broadway, Los Angeles, California 90012.

At the meeting, you will be asked to elect four Class I directors to serve until 2009.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael M.Y. Chang

Secretary

March 20, 2006

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders to be Held on April 17, 2006

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, April 17, 2006, at 5:00 p.m., local time, at our offices located at 777 North Broadway, Los Angeles, California 90012, for the following purposes:

1.	To elect four Class I directors to serve until the 2009 annual meeting of stockholders and their successors have been elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed March 1, 2006, as the record date for the meeting. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please vote, sign, and date the enclosed proxy card and return it in the accompanying envelope. If you mail the envelope in the United States, it does not require postage. It is important that you return the proxy card promptly even if you plan to attend the meeting.

We invite you to attend the meeting in person. If you attend, you may choose to revoke your proxy and vote in person at the meeting. If you do so, your proxy card will be disregarded.

By Order of the Board of Directors

Michael M.Y. Chang

Secretary

March 20, 2006

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Proxy Statement Annual Meeting of Stockholders April 17, 2006

The Board of Directors of Cathay General Bancorp is furnishing this proxy statement to the holders of record of Bancorp’s common stock to solicit proxies, including the proxy granted by the enclosed proxy card, for use at the 2006 annual meeting of stockholders of Bancorp and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp.

At the meeting, our stockholders will be asked to:

•	Elect four Class I directors to serve until the 2009 annual meeting of stockholders and their successors have been elected and qualified; and

•	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

Please vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope. If you properly complete the proxy card and Bancorp receives it before the voting, the proxy holders named in the proxy card will vote your shares of common stock as you direct on the proxy card. If you give no direction on the proxy card, the proxy holders will vote your shares in favor of the election of Michael M.Y. Chang, Anthony M. Tang, Thomas G. Tartaglia, and Peter Wu as directors. Under Delaware law, the inspector of elections for the meeting may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the record holder to cast or more votes than the stockholder holds of record.

The Board of Directors knows of no other proposal to be presented for consideration at the meeting. The proxy holders named in the enclosed proxy card reserve the right to vote your shares in accordance with their best judgment on any proposal that does properly come before the meeting or to vote your shares for other persons if any nominee for director becomes unavailable to serve.

You may revoke your proxy at any time before it is exercised by filing a written notice of revocation with Bancorp’s Secretary or delivering to Bancorp’s Secretary a later signed and dated proxy card. You may also revoke your proxy if you are present at the meeting and vote in person. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about March 20, 2006.

QUORUM AND VOTING

The Board of Directors has fixed March 1, 2006, as the record date for the meeting. Only holders of record of Bancorp’s common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, 50,274,713 shares of Bancorp’s common stock were outstanding. Each stockholder of record is entitled to one vote for each share of common stock registered in the stockholder’s name. Cumulative voting is not available for the election of directors.

It is important that stockholders be represented in person or by proxy at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. If the shares represented at the meeting are not sufficient to constitute a quorum or to elect the nominees for director, we may adjourn or postpone the meeting to permit further solicitation of proxies.

Persons receiving a plurality of the votes cast at the meeting will be elected directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Abstentions and broker non-votes are counted for purposes of establishing a quorum. The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on the matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owners. With respect to the election of directors, abstentions and broker non-votes have no effect in determining whether a nominee or nominees have been elected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on the contents of reports filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the entity listed below is the beneficial owner of more than five percent of our common stock as of December 31, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned 1/
FMR Corp. 82 Devonshire Street, Boston, MA 02109	4,466,809 2/	8.89%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 50,263,655, which is the number of shares of Bancorp common stock issued and outstanding as of February 15, 2006.
2/	The number of shares in this table and the information in this footnote is derived from the Schedule 13G dated as of February 14, 2006, filed with the Securities and Exchange Commission by FMR Corp. According to this Schedule 13G filing, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,319,422 shares of the outstanding common stock of Bancorp as of December 31, 2005, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,750,000 shares of the outstanding common stock of Bancorp as of December 31, 2005. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. In addition, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 is the beneficial owner of 147,387 shares of the outstanding common stock of Bancorp as of December 31, 2005, as a result of its serving as investment manager of its institutional account(s).

As of February 15, 2006, our directors and executive officers named in this proxy statement, and their affiliates, including the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”), were entitled to vote approximately 5,957,623 shares of our common stock. These shares represent approximately 11.85% of the outstanding shares of our common stock as of February 15, 2006. If shares held by the ESOPT that have been allocated to persons other than our directors and executive officers named in this proxy statement are excluded from this total, as of February 15, 2006, our directors and named executive officers were entitled to vote approximately 4,293,112 shares of our common stock. These shares represent approximately 8.54% of the outstanding shares of our common stock as of February 15, 2006. The individual security ownership of our directors and named executive officers can be found in the section of this proxy statement entitled “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote for the election of Michael M.Y. Chang, Anthony M. Tang, Thomas G. Tartaglia, and Peter Wu.

Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT Committee has the sole power to vote and dispose of all unallocated shares of our common stock beneficially owned by the ESOPT. As of February 15, 2006, the ESOPT held approximately 1,876,295 shares of Bancorp common stock, of which there where no unallocated shares. Dunson K. Cheng, Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang are members of the ESOPT Committee.

ELECTION OF DIRECTORS

Under our certificate of incorporation, the Board of Directors may consist of between 3 and 25 directors. Our Board currently consists of eleven directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp. Our Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class I directors will expire at the 2006 annual meeting of stockholders and, if elected at the 2006 annual meeting, the term will expire at the 2009 annual meeting. The current term of the Class II directors will expire at the 2007 annual meeting of stockholders. The current term of the Class III directors will expire at the 2008 annual meeting of stockholders.

Stockholders are being asked to elect four Class I directors. The Class I directors will hold office until the 2009 annual meeting of stockholders and their successors have been elected and qualified. Our Board, based on the recommendation of the Nomination Committee, has nominated Michael M.Y. Chang, Anthony M. Tang, Thomas G. Tartaglia, and Peter Wu to serve as Class I directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below. If any nominee named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board of Directors occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board of Directors to replace that nominee or to fill that vacancy on the Board. However, the Board of Directors does not believe that any nominee will be unavailable or that any vacancy will occur.

The Board of Directors recommends a vote FOR the election of Michael M.Y. Chang, Anthony M. Tang, Thomas G. Tartaglia, and Peter Wu as Class I directors.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The periods each nominee and director has served as a director of Bancorp.

•	Information on the beneficial ownership, as that term is defined under Securities and Exchange Commission rules and regulations, of shares of our common stock held as of February 15, 2006, by each nominee and director, by the chief executive officer and the other four highest paid executive officers, and all the directors and named executive officers as a group.

Each nominee, director, and named executive officer has furnished the information on his or her own beneficial ownership set forth in the following table.

Name	Age	Director of Bancorp Since	Common Stock Beneficially Owned as of February 15, 2006	Percentage Ownership as of February 15, 2006

Nominees for Election at the Meeting for the Term Ending in 2009 (Class I):

Michael M.Y. Chang	69	1990	593,643 1/	1.18% 1/
Anthony M. Tang	52	1990	907,937 2/	1.81% 2/
Thomas G. Tartaglia	82	1990	86,759 3/	0.17% 3/
Peter Wu */	57	2003	1,294,894 4/	2.58% 4/

Directors Currently Serving for the Term Ending in 2007 (Class II):

Kelly L. Chan	59	1990	415,616 5/	0.83% 5/
Dunson K. Cheng	61	1990	1,369,573 6/	2.72% 6/
Thomas C.T. Chiu */	58	2003	247,482 7/	0.49% 7/
Joseph C.H. Poon	59	1990	61,420 8/	0.12% 8/

Directors Currently Serving for the Term Ending in 2008 (Class III):

Patrick S.D. Lee	71	1990	271,374 9/	0.54% 9/
Ting Y. Liu	69	2003	406,488 10/	0.81% 10/
Nelson Chung	53	2005	0	0.00%

Other Named Executive Officers:

Heng W. Chen	53	—	27,916 11/	0.06% 11/
Irwin Wong	57	—	121,336 12/	0.24% 12/

All nominees, directors, and officers as a group (13 persons)			5,804,438 13/	11.55% 13/

*/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.
1/	Includes approximately 100,829 shares held jointly by Mr. Chang and his spouse, 132,944 shares held by Mr. Chang as custodian for his children, 136,000 shares held by Mr. Chang’s spouse, as custodian for their children, 208,812 shares held by the Michael and Judy Chang Family Trust, and 8,980 shares issuable under options exercisable within 60 days of February 15, 2006.
2/	Includes 80,322 shares held by Mr. Tang as custodian for his children, approximately 245,910 shares held by Mr. Tang’s spouse, approximately 82,441 shares held by the ESOPT which have been allocated to Mr. Tang’s account, and approximately 148,680 shares issuable under options exercisable within 60 days of February 15, 2006.
3/	Consists of approximately 64,349 shares held by the Thomas G. Tartaglia Trust, approximately 13,790 shares held by the ESOPT which have been allocated to Mr. Tartaglia’s account, and 8,620 shares issuable under options exercisable within 60 days of February 15, 2006.
4/	Consists of 779,654 shares held by the Wu Trust and 481,108 shares issuable under options exercisable within 60 days of February 15, 2006.
5/	Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,184 shares held by Mr. Chan as custodian for his children, 30,684 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, and 12,980 shares issuable under options exercisable within 60 days of February 15, 2006.
6/	Includes 239,308 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 94,959 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, and 676,438 shares issuable under options exercisable within 60 days of February 15, 2006.

7/	Consists of 166,570 shares held by Chiu Family Trust, 59,732 shares by Dr. Chiu’s Pension Plan, and 21,180 shares issuable under options exercisable within 60 days of February 15, 2006.
8/	Includes 46,440 shares held by the Poon Family Trust, and 14,980 shares issuable under options exercisable within 60 days of February 15, 2006.
9/	Consists of 258,394 shares held by Mr. Lee as trustee of the Lee Trust, and 12,980 shares issuable under options exercisable within 60 days of February 15, 2006.
10/	Includes 379,664 shares held by the Liu Family Inter Vivos Trust, and 21,180 shares issuable under options exercisable within 60 days of February 15, 2006.
11/	Consists of 8,020 shares issuable under options exercisable within 60 days of February 15, 2006.
12/	Includes approximately 4,562 shares held jointly by Mr. Wong and his spouse, approximately 20,594 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 96,180 shares issuable under options exercisable within 60 days of February 15, 2006.
13/	Includes a total of 211,784 shares held by the ESOPT that have been allocated to the directors and named executive officers, and 1,511,326 shares issuable under options exercisable within 60 days of February 15, 2006.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of February 15, 2006, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended, by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income.

The information below sets forth the number of Series A Shares beneficially owned as of February 15, 2006, by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the “Summary Compensation Table” in the section titled “Executive Compensation” below, and all current directors, nominees, and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned	Series A Percent of Class
Michael M.Y. Chang	2,500 1/	0.57%
Heng W. Chen	250	0.06%
Dunson K. Cheng	5,000 2/	1.15%
Thomas G. Tartaglia	1,000 3/	0.23%

All directors and named executive officers as a group (4 persons)	8,750	2.01%

1/	The shares are jointly owned by Michael M.Y. Chang and his spouse.
2/	Includes 2,500 shares held by Mr. Cheng’s spouse.
3/	The shares are held by the Thomas G. Tartaglia Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights or other rights and privileges of the Series B Shares. As of February 15, 2006, the nominees, directors, and named executive officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than 1% of the entire class of Series B shares.

Nominees, Continuing Directors, and Named Executive Officers

The principal occupations for at least the past five years of each nominee, director, and named executive officer are as follows:

Nominees (Class I)

Michael M.Y. Chang, Director of Bancorp since 1990. Secretary of Bancorp and Cathay Bank since November, 2001. Director of Cathay Bank since 1983. Assistant Secretary of Bancorp and Cathay Bank from April, 2001 to November, 2001. Retired attorney at law.

Anthony M. Tang, Director of Bancorp since 1990. Executive Vice President of Bancorp since 1994. Chief Financial Officer and Treasurer of Bancorp from 1990 until June, 2003. Chief Lending Officer of Cathay Bank since 1985. Director of Cathay Bank since 1986. Senior Executive Vice President of Cathay Bank since December, 1998. Vice President, Chief Financial Officer, and Director of Cathay Securities Fund, Inc. from July, 2000 to January, 2003. Trustee and Vice President of Cathay Real Estate Investment Trust since February, 2003.

Thomas G. Tartaglia, Director of Bancorp since 1990. Director of Cathay Bank since 1986. Formerly Executive Vice President of Cathay Bank from 1984 until 1990. Retired banker.

Peter Wu, Director, Executive Vice Chairman, and Chief Operating Officer of Bancorp and Cathay Bank since October 20, 2003. Director of GBC Bancorp and General Bank from 1981 to October, 2003. Chairman of the Board of GBC Bancorp and General Bank from January, 2003 to October, 2003. President and Chief Executive Officer of GBC Bancorp and General Bank from January, 2001 to October, 2003. Chairman of the Board of GBC Venture Capital, Inc. since 1997. President and Chief Executive Officer of GBC Venture Capital, Inc. since October, 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since March, 2005.

Continuing Directors (Class II)

Kelly L. Chan, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Owner of interest in and Vice President of Phoenix Bakery, Inc. (a retail bakery in Los Angeles, California) since 1984. Certified Public Accountant.

Dunson K. Cheng, Director of Bancorp since 1990. Chairman of the Board of Directors of Bancorp, Cathay Bank, and Cathay Investment Company since 1994. President of Bancorp since 1990. President of Cathay Bank since 1985 and Director of Cathay Bank since 1982. President of Cathay Investment Company since 1999. Chief Executive Officer of Cathay Investment Company since 1995 and Director of Cathay Investment Company since 1984. Chairman of the Board of Directors and President of Cathay Securities Fund, Inc. from July, 2000 to January 2003. Trustee and President of Cathay Real Estate Investment Trust since February, 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation from 2002 to March, 2005. Director of DiCon Fiberoptics, Inc. since 2002.

Thomas C.T. Chiu, Director of Bancorp and Cathay Bank since October 20, 2003. Director of GBC Bancorp and General Bank from 1983 to October, 2003. Medical Doctor.

Joseph C.H. Poon, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Director of Cathay Investment Company since 1984. President of Edward Properties (real estate development) since 1981.

Continuing Directors (Class III)

Patrick S.D. Lee, Director of Bancorp since 1990. Director of Cathay Bank since 1983. Director of Cathay Investment Company since 1984. Vice President of T.C. Realty, Inc. (property management) until retirement in March, 2001. Trustee of Cathay Real Estate Investment Trust since February, 2003. Director of the Cathay Bank Foundation since May, 2004.

Ting Y. Liu, Director of Bancorp and Cathay Bank since October 20, 2003. Chairman of HITO Corporation from 1987 to January, 2005. Director of GBC Bancorp and General Bank from 1981 to 2003. Retired investor.

Nelson Chung, Director of Bancorp and Cathay Bank since 2005. President of Pacific Communities Builder, Inc. (real estate development) since 1991.

Other Named Executive Officers

Heng W. Chen, Executive Vice President of Bancorp and Cathay Bank since June, 2003. Chief Financial Officer and Treasurer of Bancorp since June, 2003. Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since December, 2003. Chief Financial Officer of Cathay Bank since January 1, 2004. Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since October, 2003. Assistant Chief Financial Officer and Assistant Treasurer at City National Corporation from 1998 to June, 2003, Executive Vice President of Finance at City National Bank from March, 2000 to June, 2003.

Irwin Wong, Executive Vice President of Branch Administration for Cathay Bank since 1999. Treasurer of Cathay Real Estate Investment Trust from February, 2003 until December, 2003. Director and Vice President of Cathay Bank Foundation since 2002. Chief Financial Officer/Treasurer of Cathay Bank Foundation since May, 2004.

THE BOARD OF DIRECTORS

The Bancorp Board of Directors generally holds regular meetings on a monthly basis. Special meetings are called when necessary. During 2005, the Bancorp Board of Directors held 16 meetings and each director attended at least 87.5% of these meetings. The Bancorp Board of Directors has seven standing committees: the Executive Committee, the Executive Compensation Committee, the ESOPT Committee, the Equity Incentive Plan Committee, the Audit Committee, the Nomination Committee, and the Investment Committee. It is the policy of Bancorp to invite and encourage all members of the Board of Directors to attend Bancorp’s annual meeting of stockholders. In 2005, all Bancorp directors attended the annual meeting.

Director Independence

The Board of Directors has determined that the following six of its current eleven members are “independent” as defined in the Nasdaq listing standards established by the National Association of Securities Dealers: Kelly L. Chan, Nelson Chung, Patrick S.D. Lee, Ting Y. Liu, Joseph C.H. Poon, and Thomas G. Tartaglia.

Executive Committee

During 2005, the Executive Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Anthony M. Tang, and Thomas G. Tartaglia. This committee exercises all powers of the Bancorp Board of Directors in the intervals between Board meetings, except for those powers that the Board has delegated to other committees or that are reserved for the full Board of Directors by statute, charter, or bylaws. The Executive Committee met 12 times during 2005, and each committee member attended all meetings of this committee except for Mr. Wu, who was absent for one meeting.

Executive Compensation Committee

During 2005, the Executive Compensation Committee consisted of Joseph C.H. Poon (Chairman until March 17, 2005), Ting Y. Liu (Chairman since March 17, 2005), Kelly L. Chan, Thomas G. Tartaglia (member until March 17, 2005), and Nelson Chung (member from June 16, 2005, until January 19, 2006), each of whom is an independent director. The Executive Compensation Committee establishes general policies on executive compensation as well as actual salary, bonus, and discretionary benefits of the President and Chief Executive Office of Bancorp and Cathay Bank and all other executive officers of Bancorp including the executive officers named in this proxy statement. The Executive Compensation Committee met 10 times during 2005, and each committee member attended all meetings of this committee that were held while he was a member.

ESOPT Committee

During 2005, the ESOPT Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang. This committee administers the ESOPT according to plan provisions and applicable governmental regulations. It is responsible for, among other things, the investment and management of the ESOPT’s assets. The ESOPT Committee did not meet in 2005.

Equity Incentive Plan Committee

During 2005, the Equity Incentive Plan Committee consisted of Joseph C.H. Poon (Chairman), Thomas C.T. Chiu, Michael M.Y. Chang, Wing K. Fat (member until February 25, 2005), and Nelson Chung (member since June 16, 2005). This committee selects participants receiving awards under Bancorp’s 2005 Incentive Plan. It has broad discretion to determine the amount and types of awards, and the terms and conditions of individual awards. Awards to executive officers of Bancorp are made by the Executive Compensation Committee. The Equity Incentive Plan Committee met 5 times during 2005, and each committee member attended all meetings of this committee during the time that such person served on that committee except Mr. Fat, who was absent for one meeting.

Audit Committee

During 2005, the Audit Committee consisted of Kelly L. Chan (Chairman), Ting Y. Liu, and Thomas G. Tartaglia. This committee oversees Bancorp’s financial reporting on behalf of its Board of Directors. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit Committee met 18 times during 2005. Each committee member attended all of the meetings of this committee.

The Board of Directors has adopted a written charter for the Audit Committee, which was revised and restated in 2004 to reflect changes determined necessary and appropriate in response to the Sarbanes-Oxley Act and its related regulations and to amendments to the Nasdaq listing standards established by the National Association of Securities Dealers. The written charter of the Audit Committee was included as Appendix “A” to Bancorp’s 2004 annual meeting proxy statement.

The Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors without review by the Audit Committee. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting.

The Board of Directors conducted a review regarding whether each member of the Audit Committee qualifies as independent and determined that, during 2005, Messrs. Chan, Liu, and Tartaglia were each “independent” as defined in the Nasdaq listing standards of the National Association of Securities Dealers in effect during their membership on the Audit Committee. Bancorp’s Board of Directors also conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that at least one of the three members of the Audit Committee, Kelly L. Chan, its Chairman, qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Nomination Committee

During 2005, the Nomination Committee consisted of Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards established by the National Association of Securities Dealers. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. Nominees for this 2006 annual meeting of stockholders were recommended by the Nomination Committee and approved by the Board including a majority of its independent directors. The Nomination Committee met 3 times during 2005 and each committee member attended all meetings of this committee.

The policy of our Nomination Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, our Nomination Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to Michael M.Y. Chang, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under the section of this proxy statement captioned “Stockholder Proposals for 2007 Annual Meeting of Stockholders”.

The Board and Nomination Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to insure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq and the Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to fill a new position or vacancy. At the request of the Board, the Nomination Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm. The process begins with the Nomination Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step in the process is for the candidate to meet with all members of the Board. Following these meetings, and using the input from such interviews and the information obtained by the Nomination Committee, the Nomination Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. The Nomination Committee has a written charter. The written charter of the Nomination Committee is not available on Bancorp’s website but was included as Appendix “B” to Bancorp’s 2004 annual meeting proxy statement.

Investment Committee

During 2005, the Investment Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Joseph C.H. Poon, Kelly L. Chan, and Thomas C.T. Chiu. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met 5 times during 2005. Each committee member attended all of the meetings of this committee while he was a member, except for Mr. Poon and Mr. Chan, who were each absent from one meeting.

Compensation of Directors

The current directors of Bancorp are also the current directors of Cathay Bank.

From January 1, 2005 to November 30, 2005, the policy for compensation of directors is that Bancorp or Cathay Bank, as applicable, pays each director who is not also a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a monthly fee of $1,500 plus $300 for each Board committee meeting (other than the Cathay Bank Board loan committee meetings) and $350 for each Cathay Bank Board loan committee meeting attended by the director. In 2005, Cathay Bank also paid each Cathay Bank non-employee director $10,000 as a bonus, except for Mr. Chang, who received $10,200. Cathay Investment Company currently pays each of its directors who is not a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a fee of $200 for each of its Board of Directors meetings attended. Bancorp, Cathay Bank, and Cathay Investment Company reimburse directors for out-of-pocket expenses incurred in attending meetings of the Boards of Directors and Board committees and in traveling on company business. Bancorp pays Mr. Chang $1,500 per month for his services as Secretary of Bancorp and Cathay Bank.

A new policy for compensation of directors became effective on December 1, 2005, and provides that Bancorp or Cathay Bank, as applicable, pays each director who is not also a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a fee of $1,500 for each Bancorp or Bank Board meeting attended and $1,000 for each Bancorp or Bank meeting not attended. Bancorp and Bank Board meetings that are held on the same day count only as one meeting. In addition, Cathay Bank pays each Cathay Bank director who is not also a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a fee of $500 for each Cathay Bank Board loan committee meeting attended by the director and $450 for attending each meeting of any other committees of Bank or Bancorp. In addition to regular fees payable for attending committee meetings, the chairman of these Bancorp or Bank Board committees receive the following monthly retainers: Audit Committee ($500), Equity Incentive Plan Committee ($300), Building Committee ($300), Bank Secrecy Act Committee ($300) and Executive Compensation Committee ($250). Bancorp, Cathay Bank, and Cathay Investment Company reimburse directors for out-of-pocket expenses incurred in attending meetings of the Boards of Directors and Board committees and in traveling on company business. Bancorp pays Mr. Chang $1,500 per month for his services as Secretary of Bancorp and Cathay Bank.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management and Bancorp’s independent auditors Bancorp’s audited consolidated financial statements for the year ended December 31, 2005;

•	Discussed with Bancorp’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented; and

•	Received the written disclosures and the letter from Bancorp’s independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with such independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited annual consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee:

Kelly L. Chan (Chairman)

Ting Y. Liu

Thomas G. Tartaglia

Professional Services Provided by Independent Auditors

KPMG LLP was Bancorp’s independent auditor during 2005. The following table presents fees billed or to be billed for professional audit services rendered by KPMG LLP for the audits of Bancorp’s annual financial statements for 2005 and 2004, and for other services rendered by KPMG LLP.

	2005		2004
Audit fees	$1,083,132	1/	$429,879	2/
Audit related fees	32,000	3/	34,375	3/
Tax fees	17,000	4/	160,820	4/

Total fees	$1,132,132		$625,074

1/	Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2005, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2005 filed with the Securities and Exchange Commission during 2005, (iii) the auditor’s attestation report on management’s assessment of internal control over financial reporting, and (iv) required review of its registration statement filed with the Securities and Exchange Commission during 2005.
2/	Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2004, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2004 filed with the Securities and Exchange Commission during 2004, and (iii) the auditor’s attestation report on management’s assessment of internal control over financial reporting.
3/	Audit related fees consisted of fees for audits of financial statements of certain employee benefit plans and due diligence services. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.
4/	Tax fees consisted of fees for tax consultation and tax compliance services. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

EXECUTIVE COMPENSATION

Remuneration of Executive Officers

The following table sets forth information regarding the compensation for services in all capacities paid or accrued for 2005 by Bancorp or Cathay Bank to the Chief Executive Officer and the four most highly compensated executive officers of either Bancorp or Cathay Bank.

Summary Compensation Table

		Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary 1/ ($)		Bonus ($)		Other Annual Compen- sation 2/ ($)		Restricted Stock Award ($)	Securities Underlying Options (#)		LTIP ($)	All Other Compen- sation 3/ ($)
Dunson K. Cheng,	2005	$842,000		$940,000	4/	$14,187	5/	N/A	664,694		N/A	$15,203	6/
Chairman of the Board of	2004	$775,000		$835,000	7/	$5,624		N/A	0		N/A	$14,360
Directors, President, and Chief Executive Officer of Bancorp and Cathay Bank	2003	$700,000		$700,000		$4,852		N/A	791,730	8/	N/A	$21,372

Peter Wu,	2005	$383,625		$435,000	4/	$3,193		N/A	72,170		N/A	$16,856	9/
Executive Vice Chairman	2004	$363,125		$382,000		$3,597		N/A	100,000		N/A	$15,707
and Chief Operating Officer of Bancorp and Cathay Bank	2003	$72,425	10/	$74,554	11/	$2,222	12/	N/A	0	13/	N/A	$730	14/

Anthony M. Tang,	2005	$271,480		$261,250		0		N/A	39,820		N/A	$16,793	15/
Executive Vice President	2004	$256,668		$246,000		0		N/A	0		N/A	$15,707
of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2003	$243,918		$225,000		0		N/A	152,640		N/A	$20,402

Heng W. Chen,	2005	$269,750		$232,050		0		N/A	40,100		N/A	$16,618	16/
Executive Vice President	2004	$253,750		$216,000		0		N/A	0		N/A	$12,335
and Chief Financial Officer of Bancorp and Cathay Bank	2003	$118,793	17/	$165,000		0		N/A	49,740		N/A	$2,398	18/

Irwin Wong,	2005	$212,634		$197,500		$397		N/A	32,580		N/A	$16,856	19/
Executive Vice President	2004	$200,536		$200,000		$429		N/A	0		N/A	$15,484
for Branch Administration of Cathay Bank	2003	$185,536		$178,000		$570		N/A	180,620		N/A	$19,302

1/	Includes amounts deferred by the named officers under Bancorp’s 401(k) Profit Sharing Plan.
2/	The amounts reported in this column reflect the incremental cost to Bancorp of automobiles provided to the named officers. The amounts exclude other perquisites and personal benefits paid to each named officer as they were less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth above.
3/	The amounts in this column consist of group life insurance premiums, health insurance premiums, employer contributions to the ESOPT, and employer contributions under the 401(k) Plan.
4/	Approved by the Executive Compensation Committee on January 25, 2006, and payable by March 15, 2006 for performance during 2005.
5/	This amount includes $9,172 in interest on deferred compensation that is considered above-market under the regulations of the Securities and Exchange Commission. For a more complete discussion of the deferral agreement, please see section below entitled “Certain Transactions.”

6/	This amount consists of $720 in group life insurance premiums, $3,983 in health insurance premiums, and $10,500 in employer contribution under the 401(k) Plan.
7/	This amount includes $610,000 in deferred compensation that the executive has agreed to defer until January 1 of the first year following such time as the executive separates from Bancorp. For a more complete discussion of the deferral agreement, please see section below entitled “Certain Transactions.”
8/	Includes an option granted to Mr. Cheng covering 638,670 shares of which the right to purchase 391,730 shares was subsequently cancelled by agreement with Mr. Cheng in 2005 after it was determined that this option grant exceeded a limitation in the 1998 Incentive Plan as to the number of shares that could be subject to awards made to any one participant in any calendar year.
9/	This amount consists of $720 in group life insurance premiums, $5,636 in health insurance premiums, and $10,500 in employer contribution under the 401(k) Plan.
10/	The amount shown represents salary paid for 2003 by Cathay Bank to Mr. Wu (based on an annual salary of $350,000) following the merger of GBC Bancorp and General Bank (collectively “GBC”) with and into Bancorp and Cathay Bank on October 20, 2003, and does not include $246,358 in salary paid by GBC to Mr. Wu for the 2003 service rendered prior to the merger.
11/	The amount shown represents bonus accrued for 2003 by Cathay Bank to Mr. Wu, and does not include the profit sharing award and the gross-up payment related thereto, in a total sum of $214,099, received by Mr. Wu for his services rendered to GBC in 2003 prior to the merger.
12/	This amount does not include other annual compensation received by Mr. Wu for services rendered to GBC in 2003 prior to the merger or as benefits received from the merger, including $26,400 in director fees paid by GBC, $506 incremental cost of automobile, $13,462 accrued vacation, $140,178 termination fee received by Mr. Wu under his employment agreement with GBC, $383,580 in income associated with the pre-closing exercise of the stock options held by Mr. Wu under the GBC 1988 stock option plan, and $3,013,162 in income associated with the pre-closing exercise of the contingency options held by Mr. Wu.
13/	Bancorp did not make any option grants to Mr. Wu during 2003; however, as part of the GBC merger, Bancorp assumed Mr. Wu’s options to purchase shares of GBC common stock held under the GBC 1999 Employee Stock Incentive Plan that were converted into options to purchase 230,403 shares of Bancorp common stock.
14/	This amount consists of $78 in group life insurance premiums and $652 in health insurance premiums. Does not include $360 in group life insurance premiums, $3,559 in health insurance premiums, and $10,000 in employer contributions under the General Bank 401(k) Plan contributed by General Bank prior to the merger.
15/	This amount consists of $720 in group life insurance premiums, $5,573 in health insurance premiums, and $10,500 in employer contribution under the 401(k) Plan.
16/	This amount consists of $720 in group life insurance premiums, $5,398 in health insurance premiums, and $10,500 in employer contribution under the 401(k) Plan.
17/	This figure represents the amount actually paid for employment commencing on June 30, 2003, based on an annual salary of $235,000.
18/	This amount consists of $117 in group life insurance premiums, $1,106 in health insurance premiums, and $1,175 in employer contribution under the 401(k) Plan.
19/	This amount consists of $720 in group life insurance premiums, $5,636 in health insurance premiums, and $10,500 in employer contribution under the 401(k) Plan.

Options and Stock Appreciation Rights

In 2005, the following individuals named in the above Summary Compensation Table were granted options to purchase shares of our common stock under either the 1998 Incentive Plan or the 2005 Incentive Plan. In 2005, Bancorp did not have any outstanding stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants						Grant Date Present Value ($)
Name	Number of Securities Underlying Options Granted (#) 1/		% of Total Options Granted to Employees in Fiscal Year 2/		Exercise or Base Price ($/Sh)	Expiration Date
Dunson K. Cheng	154,940		12.51%		$37.00	2/17/2015	2,130,425	3/
	245,060	4/ 5/	19.79	% 5/	$32.47	3/22/2015	2,793,684	6/
	264,694	5/ 7/	21.38	% 5/	$33.54	5/12/2015	3,088,979	8/
Peter Wu	72,170		5.83%		$37.00	2/17/2015	992,338	3/
Anthony M. Tang	39,820		3.22%		$37.00	2/17/2015	547,525	3/
Heng W. Chen	40,100		3.24%		$37.00	2/17/2015	551,375	3/
Irwin Wong	32,580		2.63%		$37.00	2/17/2015	447,975	3/

1/	Except as otherwise disclosed in a separate footnote below, the options become exercisable in 20% increments over a five-year period, subject to early termination in the event of termination of employment, disability, or death.
2/	Based on total options to purchase 1,238,234 shares of Bancorp common stock granted in 2005 under Bancorp’s 1998 Incentive Plan and under Bancorp’s 2005 Incentive Plan.
3/	The grant date present values are estimated using the Black-Scholes option-pricing model assuming (a) a 6.5 year expected life of the option; (b) a stock price volatility of 34.93%, based on daily market prices for the life expectancy period; (c) an expected dividend yield of 1.20% per share per annum; and (d) a risk-free interest rate of 3.90%. The grant date present values are provided in accordance with the rules of the Securities and Exchange Commission and do not represent Bancorp’s estimate or projection of the future value or market price of Bancorp common stock. Actual gains, if any, on stock option exercises are dependent, among other things, on Bancorp’s future financial performance, overall market conditions, and the option holder’s continued employment through the vesting period.
4/	The option becomes exercisable to the extent of 30% of the shares immediately, 10% on November 20, 2005, and 20% on each November 20th of the following three years, subject to early termination on termination of employment, disability, or death.
5/	In granting this option to Mr. Cheng, the Executive Compensation Committee took into account Mr. Cheng’s agreement in 2005 to waive his rights to purchase 391,730 shares under an option granted in 2003 after it was determined that the 2003 option grant exceeded a limitation in the 1998 Incentive Plan as to the number of shares that could be subject to awards made to any one participant in any calendar year.
6/	The grant date present values are estimated using the Black-Scholes option-pricing model assuming (a) an average of 5.83 year expected life of the option; (b) an average stock price volatility of 33.36%, based on daily market prices for the life expectancy period; (c) an expected dividend yield of 1.20% per share per annum; and (d) an average risk-free interest rate of 4.37%. The grant date present values are provided in accordance with the rules of the Securities and Exchange Commission and do not represent Bancorp’s estimate or projection of the future value or market price of Bancorp common stock. Actual gains, if any, on stock option exercises are dependent, among other things, on Bancorp’s future financial performance, overall market conditions, and the option holder’s continued employment through the vesting period.
7/	The option becomes exercisable to the extent of 40% on November 20, 2005, 20% on November 20, 2006, 20% on November 20, 2007, and the remaining 20% on November 20, 2008, subject to early termination in the event of termination of employment, disability, or death.

8/	The grant date present values are estimated using the Black-Scholes option-pricing model assuming (a) an average of 5.86 year expected life of the option; (b) a average stock price volatility of 33.95%, based on daily market prices for the life expectancy period; (c) an expected dividend yield of 1.20% per share per annum; and (d) an average risk-free interest rate of 3.92%. The grant date present values are provided in accordance with the rules of the Securities and Exchange Commission and do not represent Bancorp’s estimate or projection of the future value or market price of Bancorp common stock. Actual gains, if any, on stock option exercises are dependent, among other things, on Bancorp’s future financial performance, overall market conditions, and the option holder’s continued employment through the vesting period.

The following table summarizes options exercises during 2005, and the number of all options and the value of all in-the-money options held at the end of 2005, by the individuals named in the above Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) 1/	Number of Securities Underlying Unexercised Options at End of Fiscal 2005 (#)	Value of Unexercised In-the-Money Options at End of Fiscal 2005 ($) 2/
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Dunson K. Cheng	30,000	$712,200	584,141/747,353	$7,814,218/4,946,485
Peter Wu	27,632	$609,485	367,836/237,508	5,060,166/1,768,577
Anthony M. Tang	0	0	120,744/147,076	2,102,389/1,473,845
Heng W. Chen	19,896	$234,176	0/69,944	0/332,462
Irwin Wong	0	0	75,228/151,568	988,321/1,529,907

1/	Based on the closing price of the underlying securities at the exercise date, less the exercise price.
2/	Based on the closing price of the underlying securities at year-end, less the exercise price.

Profit Sharing Plan

Salaried employees of Bancorp’s subsidiary, Cathay Bank, who have completed three months of service and have attained the age of 21 are eligible to participate in Bancorp’s 401(k) Profit Sharing Plan. Enrollment dates are on January 1st, April 1st, July 1st, and October 1st of each year. In 2005, participants were allowed to contribute up to 75% of their eligible compensation for the year, not to exceed the dollar limit set by the Internal Revenue Code. Participants may change their contribution election on the enrollment dates. In 2005, after a participant has completed one year of service, Cathay Bank matched 100% of the first 5% of compensation contributed per pay period by the participant. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% is vested after five years of service. In 2005, Cathay Bank’s contribution amounted to approximately $1,199,000. The 401(k) Plan allows participants to withdraw all or part of their vested amount due to certain financial hardships set forth in the Internal Revenue Code and Treasury Regulations. Participants may also borrow up to 50% of the vested amount, up to a maximum of $50,000. The minimum loan amount is $1,000.

Employee Stock Ownership Plan

Bancorp’s Amended and Restated Cathay Bank Employee Stock Ownership Plan (the “ESOP”) provides that Bancorp can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock of Bancorp for the benefit of eligible employees and to pay administration expenses for the ESOP and Trust. Employees of Cathay Bank are eligible to participate in the ESOP after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees.

The amount of the annual contribution is discretionary except that it must be sufficient to enable the Trust to meet its current obligations. Each participant’s share of the annual contribution to the Trust, including the share of each participating executive officer, is calculated by dividing the participant’s total “units” by the total “units” of all ESOP participants for that year. Each ESOP participant is granted one “unit” for each year of service and one “unit” for each one hundred dollars of eligible compensation.

Bancorp did not make contributions to the Trust in 2005 and does not plan to make any contributions to the Trust in 2006. In prior years, the Board of Directors determined the amount of the annual contribution to the Trust in light of Bancorp’s earnings in the prior plan year. To date, such contributions have been made in cash. The cash contributed to the Trust is invested by its trustees in shares of Bancorp’s common stock. Each participant’s benefits under the ESOP consist of the cash (or cash equivalents) and shares of Bancorp’s common stock allocated to the participant’s ESOP account in accordance with the above-described formula. Under the ESOP, each participant’s benefits are fully vested and without risk of forfeiture. Benefits under the ESOP are distributed to the participant in accordance with the rules of the ESOP and generally begin when the participant attains the age of 65 (or upon death or disability) or after the lapse of three years following termination of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2005, with respect to compensation plans under which equity securities of Bancorp were authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights 1/	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column (a)]
Equity Compensation Plans Approved by Security Holders	4,316,112	$26.33	2,888,508
Equity Compensation Plans Not Approved by Security Holders	0	0	0

Total	4,316,112	$26.33	2,888,508

1/	Includes options granted under the GBC Bancorp 1999 Employee Stock Incentive Plan (the “GBC Bancorp Plan”). On October 20, 2003, pursuant to the terms of its merger with GBC Bancorp, Bancorp assumed an obligation to issue up to 1,416,520 shares of Bancorp’s common stock for outstanding options under the GBC Bancorp Plan. As of December 31, 2005, options on 527,640 shares remain outstanding under the GBC Bancorp Plan. No further grants will be made under the GBC Bancorp Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2005, the Executive Compensation Committee consisted of Joseph C.H. Poon (Chairman until March 17, 2005), Ting Y. Liu (Chairman since March 17, 2005), Kelly L. Chan, Thomas G. Tartaglia (member until March 17, 2005), and Nelson Chung (member from June 16, 2005, until January 19, 2006), each of whom is an independent director under the Nasdaq listing standards. No persons who were members of the Executive Compensation Committee during 2005 had any relationships requiring disclosure under this section.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Bancorp established an Executive Compensation Committee in 2004, comprised solely of independent directors. The compensation of the Chief Executive Officer and all other executive officers is subject to approval by this Executive Compensation Committee. The Executive Compensation Committee establishes general policies on executive compensation as well as actual salary, bonus, equity incentive grants, and discretionary benefits of the President and Chief Executive Officer of Bancorp and Cathay Bank and all other executive officers of Bancorp including the executive officers named in this proxy statement.

The Bancorp Equity Incentive Plan Committee selects participants receiving awards under the 1998 Incentive Plan (the “1998 Incentive Plan”) and the 2005 Incentive Plan (the “2005 Incentive Plan” and collectively with the 1998 Incentive Plan, the “Incentive Plans”) and has broad discretion to determine the amounts and types of awards and the terms and conditions of individual awards. Upon the approval of the 2005 Incentive Plan by Bancorp’s stockholders in May 2005, Bancorp ceased granting and making future awards under the 1998 Incentive Plan. Awards to executive officers of Bancorp are made by the Executive Compensation Committee.

The compensation program for executive officers, including the President and Chief Executive Officer, currently consists of base salary, annual cash bonus, participation in Bancorp’s ESOP, certain matching contributions under the 401(k) Plan, life insurance in an amount equal to three times base salary (with a $300,000 cap), and the same medical, dental, and disability benefits as provided to other Cathay Bank employees. Such officers are also eligible to participate in the Incentive Plans.

The Executive Compensation Committee believes that to reward, provide incentives to, and retain capable management, each of the executive officers should receive compensation that is both competitive and reflective of Cathay Bank’s and Bancorp’s performance. In addition, the Executive Compensation Committee believes that individual compensation should reflect the experience, performance, and responsibility level of that individual.

Publicly held corporations generally are not permitted a Federal income tax deduction for compensation paid to certain officers to the extent that such officer’s compensation exceeds $1 million in a taxable year. An exception may apply to performance-based compensation that meets certain requirements, including approval of material terms by stockholders in advance of payment. The Executive Compensation Committee has structured Bancorp’s compensation programs for 2005 to qualify certain compensation payments for tax deductions to the extent possible while reserving the discretion to make payments which are not tax deductible as circumstances warrant.

Base Compensation

As part of the process of establishing base salaries, the Executive Compensation Committee reviews the performance of each executive officer in relation to the overall performance of Cathay Bank, and considers factors such as the experience and responsibility of each individual, including performance of special projects and assignments. Because the Executive Compensation Committee believes that the evaluation of performance should not be reduced to a formula, the Committee considers a wide range of performance criteria. These criteria include objective factors, such as earnings and profits, and subjective factors, such as the measurement of individual performance.

In establishing each executive officer’s base salary, the Executive Compensation Committee generally gives the most weight to the subjective evaluation of the performance of the individual in relation to the performance of Cathay Bank, followed by a consideration of the officer’s level of responsibility and experience, and then an evaluation of objective performance factors, without any particular weight being assigned to these factors. The amount of the base salary for each executive officer is determined by the above-mentioned subjective evaluation of the individual’s performance, a comparison of the compensation levels paid to the individual in past years in relation to the individual’s performance in those years, and Bancorp’s and Cathay Bank’s general financial condition, profitability, and results of operations. Consideration is also given to changes in the cost of living.

In 2004, Bancorp’s total assets increased by approximately 10.0% over 2003 levels, deposits increased by approximately 3.8%, gross loans increased by 15.9%, stockholders’ equity increased by approximately 15.6% over 2003 levels, return on average assets was 1.51%, net income increased approximately 56.12%, from $55.6 million in 2003 to $86.8 million in 2004, and earnings per diluted share increased from $1.42 in 2003 to $1.72 in 2004. The Executive Compensation Committee considered this financial performance data and each executive officer’s level of responsibilities in giving named executive officers an increase in base salaries of approximately 4.60% to 7.00% effective April 1, 2005. The Executive Compensation Committee further noted the substantial growth of Bancorp, and the increased responsibilities of its executive officers, as a result of the merger with GBC Bancorp.

The Executive Compensation Committee reviews objective data on the financial condition, profitability, and results from operations of Bancorp and Cathay Bank in light of the financial performance of other similar banks, Bancorp’s and Cathay Bank’s relative advantages and disadvantages in the banking industry, and the obstacles and challenges presented to the particular executive officer in attempting to achieve the goals of Bancorp and Cathay Bank. The Executive Compensation Committee also reviews the base compensation of executive officers in equivalent positions paid by banks considered competitive with Cathay Bank and by other banks of similar size across the United States.

In addition to these reviews, the Executive Compensation Committee considers data comparing the percentage change in cumulative total stockholder return on Bancorp’s common stock with the percentage change in cumulative total stockholder return on the Standard & Poor’s 500 and the SNL Western Bank Index. See the “Comparative Stock Performance” section below for a graph comparing cumulative stockholder return data for Bancorp, the Standard & Poor’s 500 Index, and the SNL Western Bank Index. The SNL Western Bank Index is a market-weighted index including every publicly traded bank located in Alaska, California, Hawaii, Montana, Oregon, and Washington.

Annual Cash Bonus

The annual cash bonus paid to each executive officer, except for those officers that are participants in the 2005 Incentive Plan, is determined, in the discretion of the Executive Compensation Committee, on the basis of the overall performance and profitability of Cathay Bank and Bancorp in the fiscal year then ending, and the Committee’s subjective evaluation of the individual officer’s performance and responsibility in relation to company performance. Overall performance and profitability is determined with reference to the following factors listed in order of importance: net income, return on average assets, return on stockholders’ equity, and percentage increase or decrease in total assets, loans, and deposits.

Cash awards granted under the 2005 Incentive Plan are generally made to individuals who are, or who Bancorp anticipates may be, one of our five most highly compensated officers (such individuals being those employees whose compensation may not be fully deductible by Bancorp under Code Section 162(m) if it exceeds with respect to a given year the limits imposed by that section). Each cash award granted under the 2005 Incentive Plan is subject to Qualifying Performance Criteria as that term is defined in the 2005 Incentive Plan and includes provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the Qualifying Performance Criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Incentive Plan, as may be determined from time to time by the Executive Compensation Committee. The maximum amount payable as a cash award may be a multiple of the target amount payable. The maximum amount payable pursuant to a cash award granted under the 2005 Incentive Plan for any fiscal year that is intended to comply with Section 162(m) of the Code may not exceed $3,000,000. Nothing in the 2005 Incentive Plan prevents Bancorp from granting cash awards outside of the 2005 Incentive Plan to any individual.

Currently, as determined by the Executive Compensation Committee, the only participants in the cash award portion of the 2005 Incentive Plan are the Bancorp’s current President and Chief Executive Officer, Dunson K. Cheng, and its Executive Vice Chairman and Chief Operating Officer, Peter Wu. For the year ending December 31, 2005, which it selected as the measurement period, the Executive Compensation Committee determined that the specific business criteria for such measurement period would be the net income of Bancorp (as shown in Bancorp’s 2005 audited financial statements adjusted upward for any write-downs of Bancorp’s refunds receivable from the State of California) and payments, if any, would be made based on the specific performance targets, formula, and percentages of base salary established prior to March 31, 2005, by the Executive Compensation Committee.

Mr. Cheng’s annual base salary as of January 1, 2005, was $800,000, and Mr. Wu’s annual base salary as of January 1, 2005, was $367,500. Based on the performance criteria established prior to March 31, 2005, by the Executive Compensation Committee, Mr. Cheng and Mr. Wu were each eligible to receive a cash award equal to up to 140% of their January 1, 2005, base salary, provided each of Mr. Cheng and Mr. Wu, as applicable, was continuously employed by Bancorp throughout the entire 2005 calendar year. Notwithstanding the foregoing, the Executive Compensation Committee had the right to reduce or eliminate such compensation in its sole discretion. On January 25, 2006, based on a review of the performances of Mr. Cheng and Mr. Wu during 2005, and applying the performance criteria it established prior to March 31, 2005, the Executive Compensation Committee approved granting a cash award of $940,000, to Mr. Cheng, which is 117.5% of Mr. Cheng’s January 1, 2005, base salary and a cash award of $435,000 to Mr. Wu, which is 118.37% of Mr. Wu’s January 1, 2005, base salary. These awards are payable by March 15, 2006.

The amount of the annual bonus for each officer other than Mr. Cheng and Mr. Wu is determined by the above-mentioned evaluation of the performance of Bancorp and Cathay Bank in relation to the contributions, as perceived by the Executive Compensation Committee, made by the executive officer to achieve the overall level of financial performance of Bancorp and Cathay Bank, and by a comparison of the size of annual bonuses paid to the executive officer in past years with respect to the individual’s performance in those years, the base salaries of the executive officers and the length of employment with Bancorp and Cathay Bank, and the overall performance and profitability of Bancorp and Cathay Bank in those years. Based on these factors, the Executive Compensation Committee increased the bonuses paid to two named executive officers other than Mr. Cheng and Mr. Wu by 6.20% to 7.43%, and reduced it for another named executive officer by 1.25%.

The 1998 Incentive Plan

Bancorp’s 1998 Incentive Plan authorizes the issuance of up to 7,000,000 shares of Bancorp’s common stock under awards granted under the 1998 Incentive Plan. Awards may be granted in the form of stock options or restricted stock. The 1998 Incentive Plan is intended to strengthen Bancorp by providing selected employees and directors of Bancorp and its subsidiaries, including Cathay Bank, an opportunity to participate in Bancorp’s future by offering them an opportunity to acquire common stock in Bancorp so as to retain, attract, and motivate them.

As of February 15, 2006, there are 140 participants in the 1998 Incentive Plan. The Equity Incentive Plan Committee has the discretion to determine the number and type of awards granted, and awards generally increase as a function of higher positions of responsibility in Bancorp or its subsidiaries. Awards are generally based on a subjective analysis of the individual’s performance, the general performance of Bancorp and Cathay Bank, and a review of option grants made at other banks of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on Bancorp’s stockholders.

In 2005, the Equity Incentive Plan Committee or the Executive Compensation Committee (as to executive officers) approved granting nonqualified options to purchase 967,540 shares of our common stock under the 1998 Incentive Plan. Of these options, options on 722,480 shares were granted in February, 2005, and options on 245,060 shares were granted in March 2005. The February 2005 grants included an option granted to Mr. Cheng to purchase 154,940 shares and have an exercise price of $37.00 per share, which was equal to the closing price of a share of Bancorp common stock on the Nasdaq National Market on the date of grant. The options from the February 2005 grants become exercisable in 20% increments over a five-year period and terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

The March 2005 grant was made to Mr. Cheng on the approval of the Executive Compensation Committee to purchase a total of 245,060 shares of common stock at an exercise price of $32.47 per share, which was equal to the closing price of a share of Bancorp common stock on the Nasdaq National Market on the date of grant. These options are exercisable to the extent of 30% of the shares immediately, 10% on November 20, 2005, and 20% on each November 20th of the following three years, subject to early termination on termination of employment, disability, or death, and having a term of 10 years. In granting this option to Mr. Cheng, and a subsequent grant in May 2005 under the 2005 Incentive Plan, the Executive Compensation Committee took into account an agreement by Mr. Cheng to waive his rights to purchase 391,730 shares under an option granted in 2003 after it was determined that the 2003 option grant exceeded a limitation in the 1998 Incentive Plan as to the number of shares that could be subject to awards made to any one participant in any calendar year.

The Bancorp ceased making grants under the 1998 Incentive Plan upon approval of the 2005 Incentive Plan in May, 2005.

The 2005 Incentive Plan

The 2005 Incentive Plan was adopted by the Board in March, 2005 and approved by the stockholders at the 2005 annual meeting. The 2005 Incentive Plan provides that 3,131,854 shares of Bancorp common stock will be reserved and available for future awards. This is the same number of shares that was available for future awards under the 1998 Incentive Plan. Upon the approval of the 2005 Incentive Plan in May 2005, Bancorp ceased granting awards under the 1998 Incentive Plan. Shares that are issuable on exercise of outstanding options granted under the 1998 Incentive Plan, of which there were 3,624,586, as of March 22, 2005, may also potentially become available for future awards under the 2005 Incentive Plan if and to the extent these options terminate or expire or become unexercisable for any reason without having been exercised after March 22, 2005, just as they would be under the 1998 Incentive Plan. Thus, approval of the 2005 Incentive Plan did not increase the number of shares of common stock available for future awards by Bancorp under its plans.

The 2005 Incentive Plan permits Bancorp to issue stock options (both incentive stock options designed to comply with Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to provide incentives for such persons to exert maximum efforts for the success of Bancorp by giving them, in the case of options and stock awards, an opportunity to benefit from increases in value of the common stock of Bancorp and thereby align participants’ and stockholders’ interests.

In May 2005, the Executive Compensation Committee approved granting Mr. Cheng an option to purchase 264,694 shares of common stock at an exercise price of $33.54 per share, the closing price of the common stock on the Nasdaq National Market on that date. This option is exercisable to the extent of 40% on November 20, 2005, 20% on November 20, 2006, 20% on November 20, 2007, and the remaining 20% on November 20, 2008, subject to early termination in the event of termination of employment, disability, or death, and having a term of 10 years. In granting this option to Mr. Cheng, the Executive Compensation Committee took into account an agreement by Mr. Cheng to waive his rights to purchase 391,730 shares under an option granted in 2003 after it was determined that the 2003 option grant exceeded a limitation in the 1998 Incentive Plan as to the number of shares that could be subject to awards made to any one participant in any calendar year.

In June 2005, the Equity Incentive Committee also granted nonqualified options to purchase 3,000 shares of our common stock each to two newly hired officers, with an exercise price of $33.81, which was the closing price of a share of our common stock on the date of grant. These June 2005 options become exercisable in 20% increments over a five-year period, and they terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

As of February 15, 2006, there are 144 participants in the 2005 Incentive Plan. The Equity Incentive Plan Committee has the discretion to determine the number and type of awards granted, and awards generally increase as a function of higher positions of responsibility in Bancorp or its subsidiaries. Awards are generally based on a subjective analysis of the individual’s performance, the general performance of Bancorp and Cathay Bank, and a review of option grants made at other banks of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on Bancorp’s stockholders.

CEO Compensation

The Executive Compensation Committee increased Mr. Cheng’s annual base salary by approximately 7.00% to $856,000 effective April 1, 2005. The Executive Compensation Committee also awarded him a $940,000 cash bonus (an increase of approximately 12.57% from the bonus paid for 2004). Mr. Cheng’s total salary and bonus for 2005 was $1,782,000, up from $1,610,000 in 2004. Generally, the Executive Compensation Committee sets Mr. Cheng’s base salary primarily on the basis of its subjective evaluation of his performance in the immediately preceding year, the percentage increase or decrease in total assets, loans, and deposits in the immediately preceding year, the percentage increase or decrease in net income in the immediately preceding year, and a comparison of his level of compensation with chief executive officers at other banks of a similar size operating in California, particularly those banks that operate in the same markets as Cathay Bank. In 2004, Bancorp’s total assets increased by approximately 10.0% over 2003 levels, deposits increased by approximately 3.8%, gross loans increased by 15.9%, stockholders’ equity increased by approximately 15.6% over 2003 levels, return on average assets was 1.51%, net income increased approximately 56.12%, from $55.6 million in 2003 to $86.8 million in 2004, and earnings per diluted share increased from $1.42 in 2003 to $1.72 in 2004.

Beginning in 2005, Mr. Cheng’s bonus is determined in accordance with performance-based criteria pursuant to the terms of the 2005 Incentive Plan. For the year ending December 31, 2005, which it selected as the measurement period, the Executive Compensation Committee determined that the specific business criteria for such measurement period shall be the net income of Bancorp (as shown in Bancorp’s 2005 audited financial statements adjusted upward for any write-downs of Bancorp’s refunds receivable from the State of California) and payments, if any, would be made based on the specific performance targets, formula, and percentages of base salary established prior to March 31, 2005, by the Executive Compensation Committee. Based on this performance criteria, Mr. Cheng was eligible to receive a cash award equal to up to 140% of his January 1, 2005 base salary, provided Mr. Cheng was continuously employed by Bancorp throughout the entire 2005 calendar year. On January 25, 2006, based on a review of the performance of Mr. Cheng during 2005 and applying the performance criteria it established prior to March 31, 2005, the Executive Compensation Committee approved granting a cash award of $940,000, to Mr. Cheng, which is 117.5% of Mr. Cheng’s January 1, 2005, base salary.

The Executive Compensation Committee:

Ting Y. Liu (Chairman)

Kelly L. Chan

COMPARATIVE STOCK PERFORMANCE

The graph below compares the percentage change in the cumulative total stockholder return on Bancorp’s common stock from December 31, 2000, through December 31, 2005, with the percentage change in the cumulative total return on the Standard & Poor’s 500 Index (the S&P 500 Index) and the SNL Western Bank Index for the same period. The SNL Western Bank Index is a market-weighted index including every publicly traded bank located in Alaska, California, Hawaii, Montana, Oregon, and Washington. Bancorp will furnish, without charge, on the written request of any person who is a stockholder of record as of March 1, 2006, a list of the companies included in the SNL Western Bank Index. Requests for this information should be addressed to Michael M.Y. Chang, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. This graph assumes the investment of $100 in Bancorp’s common stock on December 31, 2000, and an investment of $100 in each of the S&P 500 Index and the SNL Western Bank Index on that date.

NOTE: The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, the future performance or returns of Bancorp’s common stock.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Cathay General Bancorp	100.00	110.56	133.19	198.94	268.85	260.42
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL Western Bank Index	100.00	87.45	95.68	129.61	147.29	153.35

Source: SNL Financial LC, Charlottesville, VA© 2006.

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Executive Compensation,” “Compensation Committee Interlocks and Insider Participation,” “Compensation Committee Report on Executive Compensation” and “Comparative Stock Performance” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Comparative Stock Performance” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Securities Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than ten percent of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the Securities and Exchange Commission and with Nasdaq. Bancorp has instituted procedures to receive and review these insider reports. After a review of the insider reports, Bancorp believes that all required reports were timely filed during 2005.

CERTAIN TRANSACTIONS

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend included in these transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectibility or present any other unfavorable features.

Office Lease

Under a three-year lease entered into in February, 1998, Cathay Bank leases approximately 8,912 square feet of office space in downtown Los Angeles from T.C. Realty, Inc., a California corporation owned by director Patrick S.D. Lee’s spouse, acting as agent for 929 College LLC, a limited liability company jointly owned by Mr. Lee and his spouse. In January 2001, the lease was extended for an additional three years. In January 2004, with regulatory approval, the lease was extended again for a further three years and modified to permit Cathay Bank to terminate the lease as to two units within the leased premises on thirty (30) days’ prior written notice. During 2005, Cathay Bank paid T.C. Realty, Inc. approximately $106,944 to lease this space. Annual lease payments under this lease in 2006 are expected to be approximately $106,944.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

Deferral Agreement

Mr. Cheng and Bancorp have entered into an agreement (effective November 23, 2004) pursuant to which Mr. Cheng agreed to defer any bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng’s separates from Bancorp. Accordingly, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7.0% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

INDEPENDENT AUDITORS

KPMG LLP, independent auditors, audited Bancorp’s financial statements for the fiscal year ended December 31, 2005. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives. In the ordinary course of its duties, the Audit Committee of Bancorp’s Board of Directors is in the process of considering the selection of Bancorp’s independent auditors for the year ending December 31, 2006.

ANNUAL REPORT ON FORM 10-K

On the written request of any stockholder of record as of March 1, 2006, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K, including financial statements and financial statement schedules. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012, telephone number, (213) 625-4700, Ext. 4749. The Annual Report on Form 10-K will also be available on Bancorp’s website at www.cathaybank.com.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Bancorp’s Board of Directors has an established process for stockholder communications. Stockholders may send communications to the Board of Directors or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. Communications addressed to the Board of Directors will be reviewed by the Assistant Secretary of Bancorp and directed to either the Secretary or Chairman of the Board for further review and distribution to certain or all members of the Board of Directors, if and as appropriate. Communications addressed to individual directors will be forwarded directly to the office of the named director. In the past year, the Board of Directors did not take any material action as a result of any stockholder communications that it received.

SOLICITATION OF PROXIES

Bancorp will pay the cost of this solicitation of proxies. In addition to use of the mail, officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or telegraph. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and Bancorp will reimburse these persons for their reasonable expenses incurred in forwarding the materials.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Bancorp Board of Directors and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive offices by no later than February 15, 2007, or earlier than January 16, 2007. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2007 proxy solicitation materials must (i) set forth the proposal in writing, (ii) file it with Bancorp’s Secretary on or before November 20, 2006, or if the date for the 2007 annual meeting is before March 18, 2007, or after May 17, 2007, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2007 meeting, and (iii) meet the other requirements for inclusion contained in the Securities and Exchange Commission’s stockholder proposal rules.

OTHER MATTERS

As of the date of this proxy statement, the Bancorp Board of Directors knows of no other matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

Whether or not you currently plan to attend the meeting in person, please mark your vote on the accompanying proxy card, then sign, date, and return the proxy card in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors

Michael M. Y. Chang

Secretary

March 20, 2006

Los Angeles, California

ANNUAL MEETING OF STOCKHOLDERS OF

CATHAY GENERAL BANCORP

April 17, 2006

Please date, sign, and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class I Directors of Cathay General Bancorp.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O Michael M.Y. Chang

O Anthony M. Tang

O Thomas G. Tartaglia

O Peter Wu

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. OTHER BUSINESS In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of the nominees listed in Proposal 1 as Class I Directors of Cathay General Bancorp.

The Board of Directors recommends a vote FOR Michael M.Y. Chang, Anthony M. Tang, Thomas G. Tartaglia, and Peter Wu as directors.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 20, 2006.

Please date, sign, and return this Proxy even if you intend to be present at the Annual Meeting. This Proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting.

PLEASE MARK ABOVE, THEN DATE AND SIGN THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CATHAY GENERAL BANCORP

Proxy for the Annual Meeting of Stockholders, April 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CATHAY GENERAL BANCORP

Dunson K. Cheng, Peter Wu, and Heng W. Chen, or any of them, with full power of substitution, are hereby appointed as Proxies and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 777 North Broadway, Los Angeles, California 90012, at 5:00 p.m., local time, on April 17, 2006, and at any and all adjournments thereof.

(Continued and to be signed on other side.)

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